Exhibit 99.1

Casey’s Signs Letter of Intent to Acquire 58 Gas ‘N Shop Stores

Ankeny, IA, May 19, 2005—Casey’s General Stores, Inc. (NASDAQ symbol CASY) today announced that it has signed a letter of intent to purchase up to 58 stores from Gas ‘N Shop, Inc. of Lincoln, Nebraska. The 58 stores include 54 in Nebraska, 3 in Kansas and 1 in Iowa. All of the locations acquired will be converted to Casey’s General Stores. For the year ended December 31, 2004, the 58 stores generated approximately $108 million in gross sales revenue.

“The acquisition of the Gas ‘N Shop locations is an excellent fit to our existing store base and will nearly double our presence in Nebraska,” said Ron Lamb, Chairman and CEO. “We are excited about this opportunity because Gas ‘N Shop is a very established and well managed chain, with over 30 years of operations in our market area.”

Mr. Lamb continued, “We expect this acquisition to be accretive in the first year of operation and to provide further earnings enhancements as we realize operating efficiencies and complete the addition of our prepared food operations.”

The acquisition is subject to certain regulatory approvals and other customary closing conditions, including the Company’s receipt of satisfactory inspection reports related to the stores and the execution of a final asset purchase agreement. The transaction is expected to close during the Company’s second fiscal quarter and will be funded by a combination of existing cash and operating cash flow.